
Yayoi Kusama (b. 1929)
Initial Offering Price
$1,721,000
Offering Circular
sec.gov
Similar Sales
Record Price
$3.0m
$2.0m
$1.0m
$0.0m
08
11
14
17
20
23
Yayoi Kusama is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s.
INVESTMENT THESIS
Price Appreciation of Similar Works
19.7%
Sharpe Ratio (1997-2023)
watch video
Yayoi Kusama
▲1.28
S&P 500
0.46
Progress
INVEST NOW

Yayoi Kusama

(b. 1929)

Why we like this offering

1. The painting is a recent prime example of Yayoi Kusama's Infinity Nets series in her desirable red palette.
2. The most recent auction records for artworks similar in scale, style, and period are *Infinity Nets (ACWRTO)* (2013), which sold for $2,107,000 at Christie's in November 2023, *Infinity nets (GGF)* (2017), which sold for $2,136,541 at Christie's in September 2023, and *INFINITY-NETS (OOAXT)* (2008), which sold for $2,192,773 at Christie's in June 2023.
3. Numerous early examples from Yayoi Kusama's Infinity Nets series are held in prestigious museum collections, including the Solomon R. Guggenheim Museum in New York, the Museum of Modern Art in New York, and the Art Institute of Chicago.
4. The painting is a recent prime example of Yayoi Kusama's Infinity Nets series in her desirable red palette. Yayoi Kusama began her Infinity Nets series soon after she arrived in New York City in 1958. Her time-consuming and laborious process of painting intricate, looping brushstrokes allows the artist to lose herself in her work.
5. Red is a significant color in Yayoi Kusama's oeuvre and comes from a hallucination she had as a child after she looked at a red floral tablecloth and then the pattern followed her gaze, covering the entire room and her body.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$115,339,205	151	$8,800,000



Turnover by Year
115.3M
86.5M
57.7M
28.8M
11 12 13 14 15 16 17 18 19 20 21 22



Lots Auctioned
Sold
Unsold
204
153
102
51
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,721,000**
Offering Circular	sec.gov/edgar

Painting





About Yayoi Kusama

Yayoi Kusama (b. 1929, Japan) is considered one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations.

INVEST NOW

YAYOI KUSAMA

b. 1929, JAPAN



Acrylic on canvas | 57 × 43 in.

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

$1,721,000
INITIAL OFFERING

19.7%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

▲1.28
SHARPE RATIO[3]

24.7%
ANNUAL GROWTH OF RECORD PRICE[4]

23.3%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The painting is a recent prime example of Yayoi Kusama's Infinity Nets series in her desirable red palette. Yayoi Kusama began her Infinity Nets series soon after she arrived in New York City in 1958. Her time-consuming and laborious process of painting intricate, looping brushstrokes allows the artist to lose herself in her work. Yayoi Kusama processes her obsessional and hallucinatory psychological conditions through the repetitive compositions of her Infinity Nets. The effect creates a meditative experience for viewers as well. Yayoi Kusama's Infinity Nets do not have a distinct focal point and their enveloping allover compositions represent the concept of infinity. Yayoi Kusama's Infinity Nets vary in color and size: the smallest are under a foot tall, while the largest examples exceed nine feet in height. Numerous early examples from Yayoi Kusama's Infinity Nets series are held in prestigious museum collections, including the Solomon R. Guggenheim Museum in New York, the Museum of Modern Art in New York, and the Art Institute of Chicago. Red is a significant color in Yayoi Kusama's oeuvre and comes from a hallucination she had as a child after she looked at a red floral tablecloth and then the pattern followed her gaze, covering the entire room and her body. The artwork is a medium-scale, vertically-oriented painting composed of a solid red background layered with tight black arched brushstrokes that connect to create hundreds if not thousands of small, irregular dots across the canvas. The most recent auction records for artworks similar in scale, style, and period areInfinity Nets (ACWRTO) (2013), which sold for $2,107,000 at Christie's New York on November 7, 2023, Infinity nets (GGF) (2017), which sold for $2,136,541 (HKD 16,710,000) at Christie's Hong Kong on September 24, 2023, and INFINITY-NETS (OOAXT) (2008), which sold for $2,192,773 (£1,734,000) at Christie's London on June 28, 2023.

KUSAMA'S AUCTION RECORDS ARE LED BY UNTITLED (NETS) (1959), WHICH MADE HISTORY AS THE ONLY LIVING FEMALE ARTIST TO ACHIEVE AN AUCTION RESULT IN EXCESS OF OVER $10 MILLION AT THE TIME, SELLING FOR $10,496,000 AT PHILLIPS NEW YORK ON MAY 18, 2022, FOLLOWED BY A FLOWER (2014), WHICH SOLD FOR $10,019,688 (HKD 78,125,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 28, 2023, AND INTERMINABLE NET #4 (1959), WHICH SOLD FOR $7,953,215 (HKD 62,433,000) AT SOTHEBY'S HONG KONG ON APRIL 1, 2019.

Yayoi Kusama is represented by David Zwirner Gallery, OTA Fine Arts Gallery, and Victoria Miro Gallery and is counted among the most expensive living women artists at auction. Artprice ranked Kusama as eighth in the top ten artists to sell at auction in 2023 with an annual turnover of $155,583,061. Kusama's auction records are led by Untitled (Nets) (1959), which made history as the only living female artist to achieve an auction result in excess of over $10 million at the time, selling for $10,496,000 at Phillips New York on May 18, 2022, followed by A Flower (2014), which sold for $10,019,688 (HKD 78,125,000) at Christie's Hong Kong on November 28, 2023, and Interminable Net #4 (1959), which sold for $7,953,215 (HKD 62,433,000) at Sotheby's Hong Kong on April 1, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$122,500
$437,000
$509,000
$497,568
$630,422
$670,000
$730,000
$999,039
$738,221
$1,106,588
$1,178,152
$1,191,137
$664,328
$551,009
$685,560
$2,338,180
$2,516,085
$2,342,297
$1,724,126
$1,313,928
$2,522,302
$2,280,000
$2,964,000
$2,192,773
$2,136,541
$2,107,000
11/11/2009
11/11/2013
11/14/2013
7/2/2014
10/24/2014
5/13/2015
11/12/2015
3/8/2017
3/8/2017
5/28/2017
11/26/2017
10/1/2018
4/1/2019
5/26/2019
2/13/2020
3/23/2021
8/24/2021
10/15/2021
3/3/2022
3/12/2022
7/12/2022
11/10/2022
5/19/2023
6/28/2023
9/24/2023
11/7/2023
Implied Historical Growth

Yayoi Kusama (b. March 22, 1929, Japan) is widely considered one of the most important living artists, admired for her immersive installations and sculptures that explore her obsession with polka dots. Kusama grew up in an abusive household, and painting quickly became her mode of escape from an unwelcome reality at a young age. Despite her family's disapproval, she graduated from the Kyoto City University of Arts in 1949, where she studied the traditional Japanese painting style known as nihonga. Her productive painting practice quickly garnered the attention of Japanese Galleries, and she held her first solo exhibition in 1952. In 1957, Kusama moved to New York to pursue her interest in American Abstract Expressionism. She enrolled in the Art Students League and became an active participant in the avant-garde art and the feminist, anti-war counterculture scenes, organizing a series of provocative happenings. She has explored various media throughout her career, including: performance, painting, sculpture, and immersive installations. Drawing from her lifelong struggle with mental illness, she imbues her work with themes of sex, food, death, and her repeating motif of the polkadot. The artist also frequently exhibited alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. During her two decades in New York, Kusama created some of her most significant artworks, including her Infinity Nets series, Accumulations series, and her first Infinity Mirrors room. In 1966, she exhibited her installation Narcissus Garden (1966) in the 33rd Venice Biennale with the support of Lucio Fontana, and in 1993, she officially represented Japan at the 45th Venice Biennale. Her mental health worsened in 1973, and she decided to return to Japan. In 1977, she checked herself into the psychiatric facility Seiwa Hospital. She continues to live in the psychiatric facility as a permanent resident and works out of a nearby studio.

Yayoi Kusama has received numerous honors and awards for her contributions to art history, including the Ordre des Arts et des Lettres of France in 2003 and Japan's Order of the Rising Sun and the Praemium Imperiale in 2006. She has been the subject of several large-scale survey exhibitions and retrospectives, including a retrospective from 2011 to 2012, which traveled to the Museo Nacional Centro de Arte Reina Sofía in Madrid, the Centre Georges Pompidou in Paris, the Tate Modern in London, and the Whitney Museum of American Art in New York; a survey of Infinity Mirrors, which traveled to the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Seattle Art Museum, The Broad in Los Angeles, the Art Gallery of Ontario in Toronto, the Cleveland Museum of Art in Ohio, and the High Museum of Art in Atlanta; and a retrospective at Gropius Bau in Berlin in 2021, which traveled to the Tel Aviv Museum of Art in 2022. The artist's work is also included in prestigious public collections around the world, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, and the artist's eponymous museum in Tokyo, among many more. In addition to her institutional success, Kusama has collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot, which have further contributed to her broader recognition.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: Red and Black Infinity Net paintings on canvas created post 1990 that measure between 30 inches by 30 inches and 70 inches by 70 inches, excluding black nets with yellow background. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.7% CAGR implied from selected sales occurring from November 11, 2009, to November 7, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.28. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 24.7% from October 9, 1992 to June 30, 2023. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 23.3%, which is based on 145 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was March 11, 1998 and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was June 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.